Exhibit 99.10

INDEMNIFICATION OF DIRECTORS AND OFFICERS1

Section 13.1-1009 of the Virginia Limited Liability Company Act permits a Virginia limited liability company, subject to any standards and restrictions set forth in its articles of organization or operating agreement, to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, and to pay for or reimburse any member, manager or other person for reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition of the proceeding.

Our operating agreement requires us to indemnify and protect our directors and officers and Dominion, our sole member, against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable legal fees and costs) arising directly or indirectly from any suit, action, investigation or proceeding (whether formal or informal) brought or threatened against them that is based on their acts or omissions on behalf of us, unless such acts or omissions violate our operating agreement, constitute willful misconduct or result from a knowing violation of criminal law. However, under our operating agreement, we have no obligation to indemnify our directors, officers and Dominion to the extent they are entitled to be indemnified by another source, such as an insurance company.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.

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